Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES APPOINTMENT OF PRESIDENT AND CHIEF
EXECUTIVE OFFICER JEFFREY DAHL TO BOARD OF DIRECTORS

CHESTER, WV – April 21, 2011 – MTR Gaming Group, Inc. (NasdaqGS: MNTG) announced today that the Company’s Board of Directors has appointed Jeffrey J. Dahl, President and Chief Executive Officer of the Company, as a director to fill a vacancy on the Board.

“We are very pleased that Jeff has been added to the Board,” said Steven Billick, Chairman of MTR Gaming.  “His performance since becoming CEO earlier this year has been excellent as the Company enters 2011, a pivotal period for the Company.  Jeff’s abundant gaming experience will make him a valuable asset for the Board and its stockholders.”

Mr. Dahl has been President and Chief Executive Officer of the Company since January 2011 and has more than 30 years of gaming industry experience.  Prior to joining MTR, he was Founder and Principal of The Jay Daniel Company, a consulting and management services firm for the gaming industry, which successfully managed Harlow’s Casino Resort in Greenville, Mississippi from 2009 until its sale in December 2010.  Prior to founding The Jay Daniel Company, Mr. Dahl was President and Chief Operating Officer of Torguson Gaming Group from 2006 to 2008, as well as President and Chief Operating Officer of Beau Rivage Resorts from 2000 to 2005 – both located in Biloxi, MS.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect. Those risks and uncertainties include, factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

Jbittner@mtrgaming.com